Exhibit 10(s)

EMPLOYMENT AGREEMENT

Clean Diesel Technologies, Inc. – Michael L. Asmussen

AGREEMENT made as of the date set forth below by and between Michael L. Asmussen, 1731 Centennial Drive, Canton, MI  48187 (“Executive”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), having a place of business at Suite 702, 300 Atlantic Street, Stamford, CT  06901.

WHEREAS, the Company desires certain services for itself and Executive desires to contract with the Company to perform such services;

NOW THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term:  This Agreement shall commence on the date of September 3, 2008, or as reasonably soon thereafter as may be agreed by Executive’s designated supervisor below (the “Commencement Date”), and shall continue thereafter until terminated by either party as provided below, provided that the Commencement Date shall not be any date earlier than the Executive’s first day of full time employment.

2. Scope of Work; Title:  On the Commencement Date, Executive shall be Vice President – Sales Americas of the Company.  In such employment, Executive shall on a full-time basis direct all of Executive’s efforts toward the performance of such duties as shall be assigned to Executive by the Executive Vice President American Operations who shall be Executive’s designated supervisor.  “Full time” shall mean no other outside business activities without the company’s prior consent.  Executive will be proposed for election as Vice President Sales at the Board of Directors meeting next following the Commencement Date or sooner by written action of the directors at their convenience. Executive's place of employment shall be the Company's corporate headquarters, and, pending relocation, the Executive shall maintain a home office and visit the corporate headquarters whenever required.

3. Compensation; Benefits:  (a) Salary. The Company agrees to cause Executive to be paid for Executive’s services hereunder at the initial rate of Two Hundred Ten Thousand Dollars ($210,000) per year.  Executive shall be paid such amounts by the Company according to its normal and customary procedures from time to time in effect but not less often than monthly.

(b) Options. When employed, Executive from time to time shall be entitled to participate in stock option Awards under the Company’s 1994 Incentive Plan in the discretion of the Board of Directors.  The Company will arrange for you to receive a stock option award to purchase Ten Thousand (10,000) shares of the Company's common stock, $0.01 par value, at an exercise price which shall be the fair market value of the stock on the Award Date, as determined pursuant to the terms of the Plan. The option Award Date shall be the Commencement Date. Such option shall have a term of ten (10) years and shall vest in increments of one-third (1/3) of the options on the first anniversary of the Commencement Date, and the second and third one-third (1/3) option portions on the second and third anniversaries of the Award Date. Such option shall, nevertheless, lapse and be forfeited in its entirety, if the Executive shall not be employed by the Company on the first anniversary of the Commencement Date.  In the event of a “Change in Control”, as defined in and in accordance with Company’s 1994 Incentive Plan, any and all eligible Option rights shall become fully vested and immediately exercisable.

(c) Bonus. Executive shall be eligible for a variable compensation performance bonus program.  The bonus shall have an initial targeted payout of up to 50% of salary, with a portion of this amount, or Twenty Thousand Two Hundred Dollars ($20,200) guaranteed in the first year.  After the first year of employment, Executive will be eligible to participate in such performance bonus/variable compensation programs of Company in the discretion of the Directors.

(d) Benefits. Executive shall participate also in such other benefit programs as the Company may customarily extend to its Employees as a class.  This Agreement may not be construed to prevent the Company from rescinding any benefit programs for Executive so long as such rescission applies to Employees as a class.

4. Expenses:  Executive shall be reimbursed by the Company in accordance with Company policies for all ordinary and necessary out-of-pocket expenses incurred by Executive in performing Executive’s services hereunder.  Such expenses shall be reported from time-to-time by Executive on the Company’s customary forms of expense report and submitted for approval to the Company pursuant to its policies from time to time in effect.

5. Termination of Employment:  (a) Just Cause.  The Company may at any time terminate this Agreement for Just Cause.  “Just Cause” shall mean, as determined by the Board of Directors in its sole discretion, conviction of Executive under, or a plea of guilty by the Executive to, any charge which would constitute a felony under the laws of Connecticut, regardless of jurisdiction; any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of the amount involved; any instance of material disloyalty, insubordination, or disparagement of the Company to an outside party; or any instance of substance abuse of a controlled substance or, otherwise, a pattern of substance abuse which limits Executive’s performance of Executive’s duties.

(b) Disability.  The Company may terminate this Agreement at any time upon the physical disability of Executive, if the Directors in their sole discretion shall determine that, as a result of physical disability Executive has for a period of six months been substantially absent from Executive’s customary place of work and unable to perform Executive’s customary duties.

(c) At Will.  Either of Executive or Company may terminate this Agreement at any time on two (2) month’s written notice one to the other.  Where Company shall terminate this Agreement for other than just cause or physical disability after six (6) months of employment, the Company shall continue the Executive’s Basic Salary and Benefits (in the amount and form then enjoyed by the Executive) but offset by any income from personal services earned by the Executive from sources other than the Company for a period which ends on the earlier of eight (8) months after termination or until the Executive accepts other substantially comparable employment.  If this employment is terminated by the Employee, he will, at any time, give two (2) months advance notice and shall not be entitled to any further compensation after such notice period. Termination at will under this sub-section (c) shall also include constructive discharge within one year following a change in control of the Company. “Constructive discharge” means that the responsibilities of the Employee have been materially diminished at the time of change in control. “Change in control” has the same meaning as set out in the Company’s 1994 Incentive Plan.

6. Discoveries and Inventions:   All patentable and unpatentable inventions, discoveries and ideas which are made or conceived or reduced to practice by Executive during the term of Executive’s employment, and which are based upon or arise out of Executive’s services hereunder (“Developments”) are or shall become the Company’s property.  Executive agrees to disclose promptly to the Company each such Development and, upon the Company’s request and at its expense, Executive will assist the Company, or its designee, in making application for Letters Patent, Trade or Service Marks or Copyrights in any country in the world.  Executive further agrees, at no expense to Executive, to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent, Trademarks and Service Marks and Copyrights issued thereon.  If for any reason Executive is unable to effectuate a full assignment of any such Development, Executive agrees to transfer to the Company, or its designee, Executive’s transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development.  No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development except an instrument in writing assigned by an authorized official of the Company by which it specifically states it intends to be bound in such respect.

7. Proprietary Information:  Executive will not at any time, either during the term of this Agreement or thereafter, disclose to others, or use for Executive’s own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or any of its subsidiaries or affiliates (collectively, “Proprietary Information”), which, by way of illustration, but not limitation, includes devices, structures, machines, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, licenses and information concerning prices, costs, Executives, customers and suppliers.  Executive’s undertakings and obligations under this Paragraph 7 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Executive or (b) is generally disclosed to third parties by the Company or any of its subsidiaries or affiliates without restriction on such third parties.  Upon termination of this Agreement or at any other time upon request, Executive will promptly deliver to the Company all keys, notes, memoranda, notebooks, computers, computer disks or drives, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents (and all copies or reproductions of such materials) in Executive’s possession or under Executive’s control, whether prepared by him or others, which contain Proprietary Information.  Executive acknowledges that this material is the sole property of the Company or a subsidiary or an affiliate of the Company.

8. Subsequent Employment:  Following the termination of Employment for any reason, Executive agrees that Executive will not recruit, entice, induce or encourage any of the Company’s other Executives or consultants to engage in any activity which, were it done by Executive, would violate any provision of Executive’s Agreement. For a two-year period after termination of employment and before performing any services for others, as Executive or consultant or otherwise, in the actual lines of business in which Executive has performed services for the Company, its subsidiaries or affiliates, Executive will notify the Company of the general nature of the services to be performed and the party for whom they will be performed and Executive will, also, prior to undertaking such service or employment inform the other party of the existence of the covenants in Sections 6, 7 and 8 of this Agreement. Executive admits that breach of Executive’s covenants hereunder regarding the Company’s Proprietary information is likely to cause serious economic injury to the Company.

9. Assignment:  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however,  that the acquisition by any person of all or substantially all of the assets or capital stock of the Company shall not be considered an assignment of this Agreement by the Company.

10. Continuing Obligations:  The Executive’s covenants set forth in Sections 6, 7, and 8 above shall continue according to their terms following the termination of this Agreement.

11. Governing Law; Waiver of Trial by Jury; Equitable Remedies. This Agreement, the interpretation hereof and the resolution of any and all disputes between the Company and Executive shall be governed by and interpreted under the internal substantive and procedural laws of the State of Connecticut without any reference to conflicts of laws rules. In the resolution of any disputes the parties agree to submit to the exclusive jurisdiction of the Superior Court of Connecticut, Stamford/Norwalk District and waive any claims of forum non conveniens with respect to that jurisdiction and also waive any claim to trial by jury in any proceeding. The parties further agree that any violations of Executive’s covenants set forth in Sections 6, 7 and 8 above may cause irreparable harm to the Company which harm is not capable of accurate determination and for which the remedy of damages may be insufficient. Accordingly, in any proceeding to enforce the Company’s rights under such Sections 6,7 and 8, the Company may seek, in addition to damages, equitable remedies such as injunctions, temporary injunctions and restraining orders and the parties hereby waive any requirement of bond in any such proceeding or in any appeal therefrom.

12. Legal Advice; Rescission. Executive agrees that this Agreement involves Executive’s waiver of certain legal rights. Executive may, if Executive so chooses, consult with an attorney about the terms of this Agreement before signing it. Executive further acknowledges that (a) the Company has given Executive a twenty one (21) day period in which to consider the terms and binding effect of this Agreement, which twenty one (21) day period Executive may waive, and (b) that, if Executive does sign this Agreement, Executive shall have seven (7) days thereafter to change Executive’s mind and revoke it. Executive agrees that if Executive decides to revoke this Agreement, Executive will inform the Company within that seven (7) day period and obtain a written acknowledgment of the revocation which the Company agrees to provide. Executive understands that revocation of this Agreement will affect Executive’s employment status. Executive states that Executive has carefully read this Agreement; that Executive understands its final and binding effect and agrees to be bound by its terms; and that Executive has signed this Agreement voluntarily.

13. Notices.  All notices hereunder shall be in writing and shall be deemed effective upon receipt, if hand delivered, or if sent by facsimile and acknowledged electronically, or by courier and receipted on delivery.  Notices by mail shall be deemed received on receipt, if sent first class or priority mail postage prepaid return receipt requested and the sender shall have the signed receipt. Otherwise notices shall be deemed effective five (5) days after transmission.  In each case notices shall be transmitted to the address first given above or such other address as may be given by notice as provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE		CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Michael L. Asmussen		/s/ Walter G. Copan
Name: Michael L. Asmussen		Name: Walter G. Copan
Executive Vice President

Date:	August 21, 2008	Date:	August 20, 2008

/s/ Bernhard Steiner
Name: Bernhard Steiner
President and Chief Executive Officer

		Date:	August 20, 2008

Clean Diesel Technologies, Inc.	www.cdti.com

300 Atlantic Street, Suite 702, Stamford, CT 06901-2522 Tel: (203) 327-7050 Fax: (203) 323-0461

Michael L. Asmussen
1731 Centennial Drive
Canton, MI  48187

August 26, 2008

Employment Agreement Addendum

Clean Diesel Technologies, Inc. - Michael L. Asmussen

Dear Mike,

We are excited about having you join the Clean Diesel team and would like to make this transition as attractive and convenient as possible for you, Laura and your growing family. We have discussed alternatives with the Compensation Committee of the Board and with General Counsel, including standard practices and expectations around those practices in a public company environment, and have secured authorization for some additional support for your relocation to the Connecticut area of the Company headquarters.  While we are able to assist in further defraying some potential costs associated with your move, it must also be recognized that there are some constraints that need to be taken into account. We are therefore able to offer the following, which represents the extent to which we are able to provide additional support.

We hope this arrangement to provide further assistance meets with your approval, and look forward to having you join the Clean Diesel team on September 3rd.

 If you are in accord with the following, kindly sign below on the two originals where indicated, and return one fully executed original to me.

-           Relocation to the company headquarters area Bridgeport, CT is expected to be as soon as practical, under the circumstances, and within 12 months of your start date.  The company will pay for two house-hunting visits for you and your spouse.

-           The company will pay for all customary and reasonable moving (e.g., packing, shipping, storage, etc.) and closing (both sale and purchase) costs as reimbursable expenses with receipts to be submitted to the company.

-           A relocation company may be assigned at the company discretion and with your agreement to assist with coordination of home sale, purchase and relocation, including selection of broker(s).  The relocation company may be required to take temporary title to your Michigan home as part of providing its services to you.

-           The company will pay for temporary housing for you for your visits to the company headquarters area prior to the sale of your home in Michigan.  Should temporary housing become necessary due to the sale of your home and/or the timing of the closing date of the home purchase in CT, the company will provide temporary housing for you and your family for a period totaling 60 days, or as otherwise approved by the Chief Executive Officer of the Company.

-           The company will provide a one-time incidental expense allowance of $5,000, payable after you execute an agreement or other binder document to purchase a new home in CT.

-            Regarding the sale of your home in Michigan, the company is willing to provide an additional “Housing Relocation Payment” if the actual sales price is below your original purchase price.  This original purchase price is to be confirmed by written documentation.

-           The company will commission a written appraisal on your Michigan home.

-           As your relocation is not likely prior to January 2009, the company would like you to put your home on the market at a price that is agreed by you and your broker, based on market data.

-            If the home sells at or above your original purchase price, this benefits you and avoids an expense for the company. Our joint intent is that you do not take a substantial loss on your home relative to its purchase cost.

-           When you sell your Canton, MI house to a willing buyer, but at a price below your original purchase price, the company commits to issuing you a further “Housing Relocation Payment”. The value of this payment will be based on the difference between the actual selling price and the original purchase price of your home, up to a maximum Relocation Payment value of $65,000, on a grossed-up basis.  This Relocation Payment may be made by the company in two portions, but in no case shall the final payment be made later than June 30, 2009, subject to the prior disclosure of the actual sales price of the home.

-           The Housing Relocation Payment will vest over two years, with the prorated amount to be paid back to the company should you resign within two years of the payment.

In order to ensure that any of the foregoing costs are reasonable and customary and entitled to reimbursement, you shall pre-clear in advance with the Chief Executive Officer of the Company by fax or e-mail any of such expenses which individually may exceed the amount of $2,500.

Sincerely yours,
CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Walter G. Copan
Dr. Walter G. Copan	Accepted and Agreed
Executive Vice President

/s/ Ann B. Ruple	/s/ Michael L. Asmussen
Ann B. Ruple	Michael L. Asmussen
Chief Financial Officer

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